Exhibit 10.1

Execution Version

Shareholder SUPPORT AGREEMENT

This Shareholder Support Agreement (this “Agreement”), dated as of July 18, 2023, is entered into by and among Jupiter Acquisition Corporation, a Delaware corporation (“SPAC”), Filament Health Corp., a corporation organized under the Laws of the Province of British Columbia, Canada (the “Company”), and certain of the shareholders of the Company whose names appear on the signature pages of this Agreement (collectively, the “Shareholders” and, each, a “Shareholder”). SPAC, the Company and the Shareholders are each referred to herein as a “Party” and, collectively, the “Parties”. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, contemporaneously with the execution and delivery of this Agreement, SPAC, 1427702 B.C. Ltd., a British Columbia corporation (“TopCo”), Filament Merger Sub LLC, a Delaware limited liability company and a direct, wholly-owned Subsidiary of TopCo (“Merger Sub”), and the Company have entered into a Business Combination Agreement (as may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), dated as of the date hereof, pursuant to which, among other things, (i) at the Merger Effective Time, SPAC shall merge with and into Merger Sub (the “Merger”), with Merger Sub continuing as the surviving company after the Merger and as a direct, wholly-owned Subsidiary of TopCo; (ii) following the Merger and prior to the Arrangement Effective Time, TopCo shall form a new British Columbia corporation (“CanMergerCo”), which will be a direct and wholly-owned Subsidiary of TopCo; (iii) pursuant to the Plan of Arrangement, at the Arrangement Effective Time, the Company and CanMergerCo will amalgamate to form a new British Columbia corporation (“AmalCo,” and such transaction the “Amalgamation”); (iv) the Company Shareholders will exchange all of the issued and outstanding Company Shares for newly issued TopCo Common Shares and Company Earnout Shares and TopCo will exchange its single common share of CanMergerCo for a single common share of AmalCo; and (v) after giving effect to the Amalgamation, AmalCo will become a direct, wholly-owned Subsidiary of TopCo;

WHEREAS, as of the date hereof, each Shareholder is the registered owner or beneficially owns (as such term is defined in the Business Corporations Act (British Columbia) (“BCBCA”)) or would be considered to be, if a Shareholder held its shares in the United States, a “beneficial owner” (as such term is used herein, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) (“Ownership”) of, and is entitled to dispose of and vote, the number of common shares of the Company (the “Company Shares”) set forth opposite such Shareholder’s name on Schedule 1 of this Agreement (collectively, with respect to each Shareholder, such Shareholder’s “Owned Shares,” and together with (i) any additional Company Shares (and any securities convertible into or exercisable or exchangeable for Company Shares) in which such Shareholder acquires Ownership after the date hereof, including by purchase, as a result of a stock dividend, share split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, (ii) any additional Company Shares with respect to which such Shareholder has the right to vote through a proxy and (iii) any additional securities of the Company convertible into or exercisable or exchangeable for Company Shares with respect to which such Shareholder has the right to vote in connection with the Plan of Arrangement, the “Covered Shares”);

WHEREAS, there are no preferred shares in the capital of the Company issued and outstanding as of the date of this Agreement; and

WHEREAS, as a condition and inducement to the willingness of SPAC to enter into the Business Combination Agreement, the Company and the Shareholders are entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, SPAC, the Company and each Shareholder hereby agree as follows:

1.  Agreement to Vote. Subject to the earlier termination of this Agreement in accordance with Section 3 and the last paragraph of this Section 1, each Shareholder, solely in his, her or its capacity as a shareholder or proxy holder of the Company, irrevocably and unconditionally agrees, and agrees to cause any other holder of record of any of such Shareholder’s Covered Shares, to validly execute and deliver to the Company a written consent in respect of all of such Shareholder’s Covered Shares approving (i) the Plan of Arrangement, (ii) entry into the Business Combination Agreement, (iii) the other Transactions contemplated thereby and (iv) any other matters necessary or reasonably requested by the Company for consummation of the Arrangement and the other Transactions contemplated by the Business Combination Agreement. In addition, subject to the last paragraph of this Section 1, prior to the Termination Date (as defined herein), each Shareholder, in his, her or its capacity as a shareholder or proxy holder of the Company, irrevocably and unconditionally agrees that, at any other meeting of the shareholders of the Company (whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of the shareholders of the Company, such Shareholder shall, and shall cause any other holder of record of any of such Shareholder’s Covered Shares to:

(a)  when such meeting is held, appear at such meeting or otherwise cause such Shareholder’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(b)  vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of such Shareholder’s Covered Shares owned as of the record date for such meeting (or the date that any written consent is executed by such Shareholder) in favor of the Plan of Arrangement, the adoption of the Business Combination Agreement and any other matters necessary or reasonably requested by the Company for consummation of the Arrangement and the other Transactions contemplated by the Business Combination Agreement;

(c)  in any other circumstances in which a consent or other approval is required under the Company’s articles of incorporation, bylaws or other constating documents (collectively, the “Company’s Governing Documents”), the BCBCA or otherwise sought with respect to the Business Combination Agreement or the other Transactions contemplated by the Business Combination Agreement, vote, consent or approve (or cause to be voted, consented or approved) all of such Shareholder’s Covered Shares held at such time in favor thereof; and

(d)  vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of such Shareholder’s Covered Shares against (i) any proposal other than as set out in the Business Combination Agreement or as required to give effect to the Transactions contemplated in the Business Combination Agreement, (ii) any amendment to the Company’s Governing Documents (other than as provided for in the Business Combination Agreement) and any other action, in each case, that would reasonably be expected to materially (A) impede, interfere with, delay, postpone or adversely affect the Plan of Arrangement or any of the other Transactions contemplated by the Business Combination Agreement, (B) result in any condition to the consummation of the Transactions set forth in Article IX (Conditions to Obligations) of the Business Combination Agreement not being fulfilled, or (C) to the Shareholder’s knowledge, result in a breach of any covenant, representation or warranty, or other obligation or agreement of such Shareholder contained in this Agreement and (iii) any other action, agreement or transaction that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Business Combination Agreement or that would reasonably be expected to result in the failure of the Transactions contemplated by the Business Combination Agreement from being consummated.

The obligations of each Shareholder specified in this Section 1 shall apply whether or not the Plan of Arrangement or any action described above is recommended by the Company Board or the Company Board has previously recommended the Plan of Arrangement but changed such recommendation.

For the avoidance of doubt, except as explicitly set forth in this Section 1, nothing in this Agreement shall limit the right of any Shareholder to vote in favor of, against or abstain with respect to any other matters presented to the shareholders of the Company. Nothing in this Agreement shall obligate any Shareholder to exercise any option or any other right to acquire any Company Shares.

2.  No Inconsistent Agreements. Each Shareholder hereby covenants and agrees that such Shareholder shall not (a) enter into any voting agreement or voting trust with respect to any of such Shareholder’s Covered Shares that is inconsistent with such Shareholder’s obligations pursuant to this Agreement, (b) grant a proxy or power of attorney with respect to any of such Shareholder’s Covered Shares that is inconsistent with such Shareholder’s obligations pursuant to this Agreement, or (c) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

3.  Termination. This Agreement shall terminate upon the earliest of (a) the Arrangement Effective Time, (b) the termination of the Business Combination Agreement in accordance with its terms, and (c) the time this Agreement is terminated upon the mutual written agreement of the Company, SPAC, and the applicable Shareholder (the earliest such date under clause (a), (b) and (c) being referred to herein as the “Termination Date”) and the representations, warranties, covenants and agreements contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the earlier of (i) the Closing and (ii) the termination of this Agreement; provided, that the provisions set forth in Sections 12 through 22 shall survive the termination of this Agreement. The termination of this Agreement shall not prevent a Party from seeking any remedies (at Law or in equity) against any other Party or relieve such Party from liability for such Party’s intentional and material breach of any terms of this Agreement.

4.  Dissenters’ Rights. Each Shareholder hereby irrevocably waives, and agrees not to exercise or attempt to exercise, any right to dissent or right of appraisal or any similar provision under applicable Law (including pursuant to the BCBCA) in connection with the Plan of Arrangement and the other transactions as contemplated by the Business Combination Agreement; provided, however, that such Shareholder shall not be prohibited from exercising or attempting to exercise any of the foregoing in the event of fraud or material misrepresentation pertaining to this Agreement on the part of either SPAC or the Company that results or would reasonably be expected to result in a material harm to such Shareholder. Each Shareholder agrees that such Shareholder will not bring, commence, institute, maintain, prosecute or voluntarily aid any action, claim, proceeding, order or other application, at Law or in equity, in any court or before any Governmental Authority, which challenges the validity of or seeks to enjoin, impair or delay the valid operation of any provision of this Agreement, the Plan of Arrangement or the Business Combination Agreement or the consideration and approval thereof by the Shareholders, the Company Board or the governing bodies of any of the Subsidiaries of the Company; provided, however, that such Shareholder shall not be prohibited from bringing, commencing, instituting, maintaining, prosecuting or voluntarily aiding in any of the foregoing in the event of fraud or material misrepresentation pertaining to this Agreement on the part of either SPAC or the Company that results or would reasonably be expected to result in a material harm to such Shareholder.

5.  Representations and Warranties of the Shareholders. Each Shareholder hereby represents and warrants (severally and not jointly as to itself only) as of the date hereof to SPAC as follows:

(a)  Such Shareholder has Ownership of, and has good, valid and marketable title to or has a valid proxy to vote, such Shareholder’s Covered Shares, free and clear of any Liens (other than as created by this Agreement or the organizational documents of the Company (including, for the purposes hereof, any agreements between or among shareholders of the Company) or transfer restrictions under applicable securities Laws). Other than the Owned Shares set forth opposite such Shareholder’s name on Schedule 1, such Shareholder does not legally own or beneficially hold any Company Shares or any interest therein.

(b)  Such Shareholder, in each case except as provided in this Agreement or the Company’s Governing Documents, (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein whether by Ownership or by proxy, in each case, with respect to such Shareholder’s Covered Shares, (ii) has not entered into any shareholders’ agreement, voting agreement, voting trust, pooling agreement or similar agreement, understanding or arrangement, or, to the Shareholders’ knowledge, any right or privilege (by Law or Contract) capable of becoming any of the foregoing, in each case, and has no knowledge and is not aware of any such foregoing agreement or arrangement in effect with respect to any of such Shareholder’s Covered Shares, in each case, that are inconsistent with, or would interfere with, or prohibit or prevent such Shareholder from satisfying its obligations pursuant to, this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of such Shareholder’s Covered Shares that is inconsistent with such Shareholder’s obligations pursuant to this Agreement, and has no knowledge and is not aware of any such proxy or power of attorney in effect, and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement, and has no knowledge and is not aware of any such agreement or undertaking.

(c)  Such Shareholder affirms that (i) if the Shareholder is a natural person, he or she has all the requisite power and authority and has taken all action necessary in order to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby, and (ii) if the Shareholder is not a natural person, (A) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization, and (B) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Shareholder and, subject to the due execution and delivery of this Agreement by each other Party, constitutes a legally valid and binding agreement of such Shareholder enforceable against such Shareholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws or other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(d)  Other than the filings, notices and reports pursuant to, in compliance with or required to be made under applicable Law, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by such Shareholder from, or to be given by such Shareholder to, or be made by such Shareholder with, any Governmental Authority in connection with the execution, delivery and performance by such Shareholder of this Agreement, the consummation of the transactions contemplated hereby, the Arrangement or the other Transactions contemplated by the Business Combination Agreement.

(e)  The execution, delivery and performance of this Agreement by such Shareholder does not, and the consummation of the transactions contemplated hereby, the Arrangement or the other Transactions contemplated by the Business Combination Agreement will not, constitute or result in (i) a breach or violation of, or a default under, the Governing Documents of such Shareholder (if such Shareholder is not a natural person), (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of such Shareholder pursuant to any Contract binding upon such Shareholder or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 5(d), under any applicable Law to which such Shareholder is subject, or (iii) any change in the rights or obligations of any party under any Contract legally binding upon such Shareholder, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair such Shareholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, the consummation of the Arrangement or the other Transactions contemplated by the Business Combination Agreement.

(f)  There is no Action pending against such Shareholder or, to the knowledge of such Shareholder, threatened against such Shareholder that, (i) in any manner, questions the beneficial or recorded Ownership of such Shareholder’s Covered Shares or the validity of this Agreement, or (ii) before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which challenges or seeks to prevent, enjoin or materially delay the performance by such Shareholder of its obligations under this Agreement.

(g)  Such Shareholder has received a copy of and reviewed the Business Combination Agreement and has had the opportunity to consult with such Shareholder’s tax and legal advisors. Such Shareholder is a sophisticated Shareholder and has adequate information concerning the business and financial condition of SPAC and the Company to make an informed decision regarding this Agreement and the other transactions contemplated by the Business Combination Agreement and has independently and based on such information as such Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Shareholder acknowledges that (i) SPAC and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement and (ii) the agreements contained herein with respect to the Covered Shares held by such Shareholder are irrevocable.

(h)  Such Shareholder understands and acknowledges that SPAC is entering into the Business Combination Agreement in reliance upon such Shareholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Shareholder contained herein.

(i)  No investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which SPAC or the Company is or could be liable in connection with the Business Combination Agreement or this Agreement or any of the respective transactions contemplated hereby or thereby, in each case based upon arrangements made by such Shareholder in his, her or its capacity as a Shareholder or, to the knowledge of such Shareholder, on behalf of such Shareholder in his, her or its capacity as a Shareholder of the Company.

6.  Certain Covenants of the Shareholders. Except in accordance with the terms of this Agreement, each Shareholder hereby covenants and agrees as follows:

(a)  No Solicitation. Subject to Section 8 hereof, prior to the Termination Date, such Shareholder shall not, and shall cause its respective Representatives not to, (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or their respective Subsidiaries, to any Person relating to a Business Combination Proposal, an Acquisition Proposal or a Specified Other Transaction or afford to any Person access to the business, properties, assets or personnel of any Group Company or any of their respective Subsidiaries in connection with a Business Combination Proposal, an Acquisition Proposal or a Specified Other Transaction, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, an Acquisition Proposal or a Specified Other Transaction, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state relating to a Business Combination Proposal, an Acquisition Proposal or a Specified Other Transaction, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make a Business Combination Proposal, an Acquisition Proposal or a Specified Other Transaction. Such Shareholder also agrees that, immediately following the execution of this Agreement, such Shareholder shall, and shall cause its Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Business Combination Proposal, Acquisition Proposal or a Specified Other Transaction. Such Shareholder shall promptly (and in any event within three (3) Business Days) notify, in writing, SPAC of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, a Business Combination Proposal, an Acquisition Proposal or a Specified Other Transaction which notice shall include a summary of the material terms of such inquiry, proposal or offer (and shall include any other documents evidencing or specifying the terms of such proposal, offer, inquiry or request).

Such Shareholder shall promptly (and in any event by the later of the next Business Day or twenty-four (24) hours) keep SPAC reasonably informed of any material developments with respect to any such inquiry, proposal, offer, request for information or a Business Combination Proposal, an Acquisition Proposal or a Specified Other Transaction (in each case, including any material changes thereto).

Notwithstanding anything in this Agreement to the contrary, (i) such Shareholder shall not be responsible for the actions of the Company or the Company Board (or any committee thereof), any Subsidiary of the Company, or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (collectively, the “Company Related Parties”), (ii) such Shareholder makes no representations or warranties with respect to the actions of any of the Company Related Parties, and (iii) any breach by the Company of its obligations under Section 8.6 (Business Combination Proposal, Acquisition Proposals and Specified Other Transactions) of the Business Combination Agreement shall not be considered a breach of this Section 6(a) (it being understood that, for the avoidance of doubt, such Shareholder or his, her or its Representatives shall remain responsible for any breach by such Shareholder or his, her or its Representatives of this Section 6(a).

(b)  No Transfer. Each Shareholder hereby agrees, prior to the Termination Date, not to do any of the following without prior written consent of the SPAC (except in each case pursuant to the Business Combination Agreement): (i) directly or indirectly, (A) sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily (collectively, “Transfer”), (B) enter into any Contract, option or other arrangement or undertaking with respect to the Transfer of, or (C) deposit into a voting trust or enter into a voting agreement or arrangement, or grant any proxy or power of attorney with respect thereto, that is materially inconsistent with this Agreement with respect to such Shareholder’s obligations under Section 1 hereto any of such Shareholder’s Covered Shares, (ii) publicly announce any intention to effect any transaction specified in clauses (A), (B), or (C) above, or (iii) take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling such Shareholder from performing its obligations under this Agreement; provided, however, that nothing herein shall prohibit a Transfer (i) in the case of an individual, (A) by gift to a member of the individual’s immediate family, or to a trust, the beneficiary of which is a member of the individual’s immediate family or an Affiliate of such Person, or to a charitable organization, (B) by virtue of Laws of descent and distribution upon death of the individual or (C) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union or other qualified domestic relations order, (ii) in the case of a trust, by distribution to one or more of the permissible beneficiaries of such trust, or (iii) in the case of an entity, to an Affiliate of such Person; provided, further, that any such Transfer shall be permitted only if, as a precondition to such Transfer, such permitted transferee agrees in writing, reasonably satisfactory in form and substance to SPAC, to assume all of the obligations of the transferor under, and be bound by all of the terms of, this Agreement. Any Transfer in violation of this Section 6(b) shall be null and void.

(c)  Closing Date Deliverables. Each Shareholder agrees that, on the Closing Date, if applicable, such Shareholder shall deliver to TopCo, SPAC and the Company a duly executed copy of the (i) Lock-Up Agreement and (ii) Registration Rights Agreement.

(d)  No Incompatible Actions. Subject to Section 22, each Shareholder shall not take any other action of any kind, directly or indirectly, which might reasonably be regarded as likely to reduce the success of, or delay or interfere with, the completion of the Transactions contemplated under the Business Combination Agreement.

(e)  Each Shareholder hereby authorizes the Company to maintain a copy of this Agreement at either the executive office or the registered office of the Company.

7.  Appointed Representative. Each Shareholder appoints the Company as its or their representative (the “Appointed Representative”) as its true and lawful attorney in fact, with full power and authority in its name and on its behalf to:

(a)  act in the absolute discretion of the Appointed Representative with respect to all matters relating to this Agreement, including execution and delivery of any amendment of, or supplement to, this Agreement, any waiver of any condition under, or right arising out of, this Agreement, and any termination of this Agreement;

(b)  in general, do all things and to perform all acts, including negotiating, executing and delivering all agreements, certificates, receipts, instructions, and other instruments, contemplated by, or deemed advisable to complete the transactions contemplated by, this Agreement;

(c)  vote the Covered Shares as contemplated in Section 1 hereof; and

(d)  perform its duties and fulfill the obligations of such Shareholder under this Agreement.

The appointment of the Appointed Representative shall be effective as of the date hereunder, and will terminate immediately on the Termination Date. The Appointed Representative shall not be liable for any act done or omitted hereunder as Appointed Representative while acting in good faith and in the exercise of reasonable judgment. Each Shareholder shall severally in equal proportion indemnify the Appointed Representative and hold the Appointed Representative harmless against any loss or expense incurred without negligence or bad faith on the part of the Appointed Representative and arising out of or in connection with the acceptance or administration of their duties hereunder.

8.  Further Assurances. From time to time, at SPAC’s request and without further consideration, each Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by the Business Combination Agreement and this Agreement.

9.  Disclosure. Each Shareholder hereby authorizes the Company and SPAC to publish and disclose in any information circular prepared by Company in respect of approval of the Business Combination Agreement and transactions related thereto, or announcement or disclosure required by the SEC, such Shareholder’s identity and Ownership of the Covered Shares and the nature of such Shareholder’s obligations under this Agreement. Each Shareholder agrees to promptly give to the Company and SPAC any information as they may reasonably require for the preparation of any such disclosure documents. Each Shareholder hereby agrees to promptly notify the Company and SPAC of any required corrections with respect to any written information supplied by such Shareholder specifically for use in any such disclosure document, if and to the extent that any such written information has become false or misleading in any material respect.

10.  Changes in Company Shares. In the event (a) of a share split, stock dividend or distribution, or any change in Company Shares by reason of any share split, reverse share split, recapitalization, combination, reclassification, exchange of shares or the like, (b) a Shareholder purchases or otherwise acquires Ownership of any Company Shares, or (c) a Shareholder acquires the right to vote or share in the voting of any Company Shares, the terms “Owned Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

11.  Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by a duly authorized agreement in writing signed by SPAC, the Company and the applicable Shareholder. Any purported amendment by any Party or Parties effected in a manner that does not comply with this Section 11 shall be null and void, ab initio.

12.  Waiver. No failure or delay by any Party exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Parties are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such Party.

13.  Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States and/or Canada Post mail having been sent by registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other internationally recognized overnight delivery service, or (d) when delivered by email during normal business hours at the location of the recipient, and otherwise on the next following Business Day, addressed as follows (or at such other address for a Party as shall be specified by like notice made pursuant to this Section 13):

If to the Shareholder:

to the address or email address set forth opposite such Shareholder’s name on Schedule 1, or in the absence of such address or email address being set forth on Schedule 1, the address (including email) set forth in the Company’s books and records, with a copy (which shall not constitute notice) to:

Fasken Martineau DuMoulin LLP
2900 – 550 Burrard Steet
Vancouver, British Columbia, Canada V6C 0A3
Attention:	Mike Stephens
Shanlee von Vegesack
Email:	mstephens@fasken.com
svegesack@fasken.com

And to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Fl.
New York, NY 10105
Attention:	Barry I. Grossman, Esq.
Email:	bigrossman@egsllp.com

If to SPAC:

Jupiter Acquisition Corporation
11450 SE Dixie Hwy, Suite 105
Hobe Sound, FL 33455
Attention:	James N. Hauslein
Email:	jim@hauslein.com

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP
One Vanderbilt Avenue
New York, NY 10017
Attention:	Michael Helsel
Brian N. Wheaton
Email:	helselm@gtlaw.com
wheatonb@gtlaw.com

And to:

Harper Grey LLP
3200 – 650 West Georgia St.
Vancouver, British Columbia V6B 4P7
Attention:	Prentice Durbin
Jeff Sheremeta
Email:	pdurbin@harpergrey.com
jsheremeta@harpergrey.com

If to the Company:

Filament Health Corp.
210-4475 Wayburne Drive
Burnaby, British Columbia, Canada V5G 4X4
Attention:	Ben Lightburn
E-mail:	ben@filament.health

with a copy to (which will not constitute notice):

Warren Duncan
E-mail:	warren@filament.health

And to:

Fasken Martineau DuMoulin LLP
2900 – 550 Burrard Steet
Vancouver, British Columbia, Canada V6C 0A3
Attention:	Mike Stephens
Shanlee von Vegesack
Email:	mstephens@fasken.com
svegesack@fasken.com

And to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Fl.,
New York, NY 10105
Attention:	Barry I. Grossman, Esq.
Email:	bigrossman@egsllp.com

14.  No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in SPAC any direct or indirect Ownership or incidence of ownership of or with respect to the Covered Shares. All rights, Ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the respective Shareholders, and SPAC shall have no authority to direct any Shareholder in the voting or disposition of any of such Shareholder’s Covered Shares, except as otherwise provided herein.

15.  Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the Parties to the extent they relate in any way to the subject matter hereof.

16.  No Third-Party Beneficiaries. Each Shareholder hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of SPAC in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the Parties hereby further agree that this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as Parties; provided, that the Company shall be an express third party beneficiary with respect to Section 5 and Section 6(b).

17.  Governing Law and Venue; Service of Process; Waiver of Jury Trial.

(a)  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware, except to the extent mandatorily governed by the Laws of the Province of British Columbia and the federal Laws of Canada applicable therein, including the provisions related to any information circular sent by the Company to the Shareholders, meeting of the Company’s Shareholders and the Plan of Arrangement.

(b)  All legal Actions, claims, demands, actions or causes of action arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Court of Chancery; provided, that if jurisdiction is not then available in the Delaware Court of Chancery, then any such legal Actions, claims, demands, actions or causes of action may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the Parties (i) irrevocably and unconditionally submits to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action, claim, demand, action or cause of action arising out of or relating to this Agreement or any of the transactions contemplated hereby brought by any Party, and (ii) agrees not to commence any Action, claim, demand, action or cause of action relating thereto except in the courts described above in Delaware, other than Actions, claims, demands, actions or causes of action in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action, claim, demand, action or cause of action against such Party (A) arising under this Agreement or (B) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions contemplated hereby or thereby, (1) any claim that such Party is not personally subject to the jurisdiction of the courts in Delaware as described in this Section 17(b) for any reason, (2) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (3) that (x) the Action, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Action, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such Party’s respective address set forth in Section 13 shall be effective service of process for any such Action, claim, demand, action or cause of action.

(c)  THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS SHAREHOLDER SUPPORT AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT SUCH PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17(c).

18.  Assignment; Successors. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of Law), in whole or in part, without the prior written consent of the Parties. Any such assignment without such consent shall be null and void.

19.  Enforcement. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon the Parties, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that immediate and irreparable harm or damage may occur for which monetary damage would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed or complied with in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy to which any Party is entitled to at Law or in equity, the Parties shall be entitled to equitable remedies against another Party for its breach or threatened breach of this Agreement, including seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such Party is entitled at Law or in equity, in each case, (a) without necessity of posting a bond or other form of security, and (b) without proving the inadequacy of monetary damages or another remedy at Law. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement (including to prevent breaches or threatened breaches of this Agreement), no Party shall allege, and each Party hereby waives all defenses and objections to such Action on the grounds that (i) monetary damages would be adequate or there is another adequate remedy at Law, or (ii) the Party seeking equitable remedies must either post a bond or other form of security and prove the inadequacy of monetary damages or another remedy at Law.

20.  Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Sponsor Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

21.  Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

22.  Capacity as a Shareholder or Proxy Holder. Notwithstanding anything herein to the contrary, each Shareholder or proxy holder signs this Agreement solely in such Shareholder’s or proxy holder’s capacity as a shareholder or proxy holder of the Company and not in any other capacity, and this Agreement shall not limit, prevent or otherwise affect the actions of such Shareholder, proxy holder or any Affiliate, employee or designee of such Shareholder or proxy holder, or any of their respective Affiliates in his or her capacity, if applicable, as an officer or director of the Company (or any Subsidiary of the Company) or any other Person, including in the exercise of his or her fiduciary duties as a director or officer of the Company or any Subsidiary of the Company. No Shareholder shall be liable or responsible for any breach, default, or violation of any representation, warranty, covenant or agreement by any other Shareholder that is also a Party and each Shareholder shall solely be required to perform its obligations hereunder in its individual capacity.

23.  Miscellaneous. Section 1.3 (Construction) and Section 11.1 (Trust Account Waiver) of the Business Combination Agreement are hereby incorporated into this Agreement (including any relevant definitions contained in any such Sections), mutatis mutandis.

24.  [Change of Control. Pursuant to Ben Lightburn’s employment agreement with the Company dated March 23, 2021 (the “Employment Agreement”), Mr. Lightburn would be entitled to payment if within a twelve-month period following a Change of Control:

(a)  the Company terminates the Employment Agreement, other than for cause, or

(b)  the Company alters or amends the material terms of the Employment Agreement without the express consent of Mr. Lightburn, in writing, and Mr. Lightburn elects to resign.

If either of the above occurs, the Company will provide Mr. Lightburn with (i) 12 months of his base salary in lieu of notice, plus one month for every completed year of service and partial months for partial complete years of service, plus (ii) a bonus payment in an amount based on the average annual bonus that Mr. Lightburn was paid based on his last two years immediately preceding termination. Mr. Lightburn would also receive any entitlements under his Employment Agreement for termination by the Company without cause. Additionally, Mr. Lightburn’s unvested options would vest and become exercisable in accordance with the terms of the Company’s Omnibus Plan.

Under the Employment Agreement, a “Change of Control” is defined as, “any change of control, in fact or in law, including any purchase, sale, transfer, disposition or other transaction, of any nature whatsoever, and whether carried out singly, in combination or as part of a series of transactions, pursuant to or as a result of which any Person (the term “Person” includes an individual, partnership, association, body corporate, trustee, executor, administrator, and legal representative) or group of Persons acting together or in concert shall acquire, hold or exercise, whether directly or indirectly, rights over more than fifty percent (50%) of the outstanding common shares of the Company, or which entitle the holder(s) thereof to more than fifty percent (50%) of the economic value of the Company.

Pursuant to Ben Lightburn’s option certificate with the Company dated May 28, 2021, in the event of a Change of Control (as defined in the Equity Incentive Compensation Plan (the “Omnibus Plan”)) or any similar strategic transaction including a De-SPAC transaction, any unvested Awards shall immediately vest and become fully vested, deemed earned in full and promptly paid to the Participant or settled as of the date of such transaction. Unless written terms of an Award otherwise specifically provides, the Incumbent Board (as constituted immediately prior to any alleged Change of Control) shall have the power to determine whether a Change of Control has occurred. The Company’s Board has determined that the Transaction will not constitute a change of control under the Omnibus Plan.

With respect to the Transaction, the undersigned hereby irrevocably waives any entitlement to accelerated vesting of any options he holds pursuant to his Option Agreement and Employment Agreement. The undersigned further agrees to irrevocably waive any change of control payment entitlements with respect to the Transaction pursuant to his Employment Agreement. Mr. Lightburn hereby agrees that he will execute an amendment to the Option Agreement and/or the Employment Agreement, if reasonably requested by the Company, to make such amendments to specify that the options will not have accelerated vesting with respect to the Transaction and that the Transaction is not a change of control transaction for the purposes of his Employment Agreement, as applicable.]1

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[1]	Included only in agreement with Benjamin Lightburn.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

JUPITER ACQUISITION CORPORATION

By:
Name:
Title:

FILAMENT HEALTH CORP.

By:
Name:
Title:

[SHAREHOLDER]

By:
Name:
Title:

Schedule 1

List of Shareholders